UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

THE RADOFF FAMILY FOUNDATION BRADLEY L. RADOFF SUDBURY CAPITAL FUND, LP SUDBURY CAPITAL GP, LP SUDBURY HOLDINGS, LLC SUDBURY CAPITAL MANAGEMENT, LLC DAYTON JUDD MICHAEL LOHNER
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Bradley L. Radoff, Sudbury Capital Fund, LP and the other participants named herein (collectively, the “Radoff-Sudbury Group”), have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Radoff-Sudbury Group’s highly-qualified director nominees at the fiscal year 2024 annual meeting of stockholders of LifeVantage Corporation, a Delaware corporation (the “Company”).

On September 26, 2023, the Radoff-Sudbury Group issued the following press release, as well as an open letter to stockholders of the Company. A copy of the letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

The Radoff-Sudbury Group Files Definitive Proxy and Issues Letter to LifeVantage Corporation Stockholders

Highlights the Destruction of 70% in Stockholder Value Under Garry Mauro’s 10-Year Reign as Chairman

Notes the Radoff-Sudbury Group’s Aligned and Highly Qualified Director Candidates Collectively Own Significantly More Stock than the Entire LifeVantage Board and are Committed to Acting in Stockholders’ Best Interests

Urges Stockholders to Vote for the Radoff-Sudbury Group’s Director Candidates – Dayton Judd, Michael Lohner and Bradley L. Radoff – on the BLUE Proxy Card Ahead of LifeVantage’s Upcoming Annual Meeting

NEW YORK--(BUSINESS WIRE)-- Bradley L. Radoff and Sudbury Capital Fund, LP (together with their affiliates, the “Radoff-Sudbury Group” or “we”), who collectively own approximately 12.8% of the outstanding stock of LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), today announced that they have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with LifeVantage’s fiscal 2024 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for November 6, 2023.

The Radoff-Sudbury Group has nominated three highly qualified and independent candidates – Dayton Judd, Michael Lohner and Bradley L. Radoff – for election to LifeVantage’s Board of Directors (the “Board”) at the Annual Meeting and issued the following letter to the Company’s stockholders.

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Fellow Stockholders,

The Radoff-Sudbury Group owns approximately 12.8% of LifeVantage, signaling our strong alignment with your interests and all Company stakeholders. We believe that LifeVantage’s health products, sales model and growth strategy have the potential to create significant value over the long-term. Regrettably, this potential has been hindered over the past decade by Chairman Garry Mauro and certain over-tenured directors, who lack relevant experience, have delivered persistently poor performance and taken actions that run directly counter to stockholders’ interests.

We believe the time for stockholder-driven change is now. That is why we have attempted to engage privately and constructively with LifeVantage for the past several months on a viable Board refresh that includes stockholder representatives and designees. Unfortunately, these efforts have been met with fierce resistance that likely stems from the fact that Mr. Mauro has served as Chairman for nearly 10 years and on the Board for more than 15 years – and appears intent on spending millions in stockholder resources to further entrench himself. This is particularly troubling when considering the immense destruction of stockholder value that has occurred during his tenure.

In light of these facts, the Radoff-Sudbury Group has nominated director candidates with relevant capital allocation, direct selling, wellness industry C-suite and public company board experience to LifeVantage’s Board. Notably, two of our director candidates are significant long-term stockholders, meaning our interests are squarely aligned with yours. Voting for Dayton Judd, Michael Lohner and Bradley L. Radoff on the BLUE Proxy Card ahead of this year’s Annual Meeting can help ensure stockholder perspectives are appropriately considered in LifeVantage’s boardroom. Our director candidates are fully committed to helping ignite a lasting turnaround following a decade of poor performance and anti-stockholder governance.

THE CASE FOR CHANGE: THE BOARD’S MISMANAGEMENT AND LACK OF ACCOUNTABILITY HAS DESTROYED VALUE FOR LIFEVANTAGE STOCKHOLDERS

Whether it stems from the Board’s limited stockholdings or lengthy tenure of certain directors, the reality is that a great deal of stockholder value has been erased under Mr. Mauro and the incumbent directors’ watch. While Mr. Mauro served as Chairman over the last decade, stockholders have watched the value of their investment decline more than 70%. Meanwhile, relevant indices have more than doubled over the same time period.

	1-Year TSR	3-Year TSR	5-Year TSR	10-Year TSR
LifeVantage Corporation	26.71%	-60.64%	-53.69%	-70.02%
S&P 500 Consumer Staples	3.31%	29.66%	64.64%	141.13%
S&P 500 Household & Personal Products Industry Group Index	2.02%	12.03%	80.30%	122.30%
Russell 2000 Index	-0.88%	25.92%	21.67%	109.43%

Source: Bloomberg. Calculated as of market close on August 10, 2023, the last day prior to the public announcement of the nomination of the Radoff-Sudbury Group’s nominees.

Though the directors we are seeking to replace will undoubtedly try to convince stockholders that LifeVantage’s one-year TSR justifies their continued service on the Board, do not be fooled. Recent improved performance is really just a by-product of the immense destruction of value that occurred previously during their service as directors and does not deserve praise. Despite claims that the Board’s “transformation plan” is working, the Company reported a drop in earnings per diluted share from $0.79 in fiscal year 2020 to $0.20 per share in fiscal year 2023. Clearly performance is still down drastically, and in our view, the Board does not deserve stockholder support for taking one step forward after ten value-destructive steps back. The LifeVantage Board, under Mr. Mauro’s leadership as Chairman, has been delivering persistently poor performance for over a decade.

We believe LifeVantage is a fundamentally sound business that has been mismanaged by a Board lacking capital allocation, wellness industry and public company governance experience. In our view, the Company should be delivering double-digit EBITDA margins, but instead delivered a $10 million guidance miss in 2022 (even with aggressive EBITDA adjustments). And though revenue levels have recently steadied, in our view, there is not enough accountability at the Board-level to generate meaningful returns for stockholders. Over the past several years, the number of LifeVantage distributors and active customers has been in perpetual decline. We believe new, stockholder-aligned perspectives are needed in the boardroom to better understand why this is the case, particularly since the success and growth of LifeVantage’s business is “primarily based on the effectiveness of our independent consultants’ [ability] to attract customers and sell our products and our ability to attract new and retain existing independent consultants.”1

Equally concerning is the Board’s erraticness when it comes to capital management. Stockholders should look no further than LifeVantage’s 10-year, $30 million deal inked with major league soccer team Real Salt Lake for jersey and stadium sponsorship. At the time of announcement, sports media described the deal as “one of the league’s largest…about $1.3 million more per year than the team’s naming-rights deal to Rio Tinto Stadium, and three times more per year than what was being paid" by the original sponsor.2 Real Salt Lake marketing and event costs have been a significant drag on LifeVantage’s selling, general and administrative expenses over a period in which the Company also destroyed significant stockholder value.

We also question the Board’s decision to commit to an 11-year lease for office space just outside Salt Lake City that will cost LifeVantage approximately $17.3 million by the end of 2031.3 The Company is paying a premium per square foot compared to average asking price in the Salt Lake City region and will pay an astounding $1.89 million in 2031 alone for just two floors of office space.

It seems proper checks and balances are missing from the boardroom when it comes to allocating capital to accretive investments that will improve the Company’s bottom line. Perhaps this is due to the fact that directors serving on key committees lack legitimate financial or capital allocation experience. Mr. Mauro, in particular, is a Texas politician with seemingly no relevant business experience, while Michael Beindorff (who has served on the Board for nearly 12 years) and Darwin Lewis (who has served on the Board for over 6.5 years) possess marketing and sales backgrounds. We find it especially concerning that Mr. Lewis serves as Audit Committee Chair when he is a sales and operations executive with no apparent financial or audit experience.

We believe that the directors serving on the Audit Committee – Messrs. Beindorff, Lewis and Mauro – should be held responsible for LifeVantage’s poor capital allocation decisions, considering one of the committee’s key functions is to review the performance of the Company’s investments and recommend modifications to the rest of the Board. This is just one of the reasons why we are seeking to replace these three long-tenured directors with our highly qualified director candidates, all of whom have substantial finance and accounting experience, and two of whom have experience serving as Audit Chair at other publicly traded companies.

THE CASE FOR CHANGE: ANTI-STOCKHOLDER ACTIONS AND POOR GOVERNANCE UNDER MR. MAURO’S 10-YEAR REIGN AS CHAIRMAN

While the Board’s mismanagement of capital is concerning, the most egregious decisions made under Mr. Mauro’s “leadership” as Chairman have been those that seek to entrench the current directors at the expense of the Company’s stockholders. Ahead of this year’s Annual Meeting, it is essential investors have all the facts related to the Board’s track record and specific anti-stockholder actions taken in recent months:

1 LifeVantage 10-Q (see here).

2 Sports Business Journal: Real Salt Lake Announces LifeVantage Will Supplant Xango As Jersey Sponsor (October 30, 2013).

3 Traverse Ridge Center III Lease Summary (see here).

•	Spent stockholder capital to adopt entrenchment and defense tactics, rather than engage constructively with significant investors to address our concerns.
•	Alleged frivolous purported deficiencies and demanded immaterial information related to our nomination notice, which appeared to be an attempt to entrench the current directors and drive up the cost of our efforts to improve the composition of the Board.
•	Adopted a poison pill with a low 12% primary trigger as a defensive maneuver in an apparent response to legitimate feedback from stockholders and our nominations.
•	Violated SEC Rule 14a-13(a)(3) by failing to provide adequate notice of the record date for the upcoming Annual Meeting. We are concerned the Board may have intentionally manipulated the Company’s corporate machinery in an effort to influence the voting outcome at the upcoming Annual Meeting in a manner favorable to the Company.
•	Failed to hold management accountable for consistently delivering negative total stockholder returns.
•	Refused to transition long-tenured directors Messrs. Mauro or Beindorff off the Board despite the Company’s abysmal performance during their tenures of approximately 15 and 12 years, respectively.
•	Maintained an Audit Committee that consists of members with no meaningful financial, audit or capital allocation experience.
•	Demonstrated a lack of urgency in responding to stockholder concerns in the face of persistent, long-term underperformance.

Perhaps the current directors’ focus on protecting their own positions and maintaining the status quo at LifeVantage stems from the fact that our group owns significantly more stock than the entire Board and management team combined. Further, almost all of the shares owned by the current directors were granted to them – despite the Company’s horrible performance – through aggressive share grants that dilute the value of the stock purchased by the rest of us. The Board’s misalignment with its stockholders must come to an end. By adding stockholder representatives and designees to the boardroom, we can ensure that the Company begins to operate with a true owner’s mindset to help LifeVantage begin delivering enhanced value for all stakeholders.

THE PATH FORWARD: HIGHLY QUALIFIED DIRECTOR CANDIDATES WHO WOULD BRING ADDITIVE EXPERIENCE AND STOCKHOLDER PERSPECTIVES TO LIFEVANTAGE’S BOARDROOM

The three highly qualified director candidates we have nominated to represent a minority of LifeVantage’s seven-member Board were selected to address experience gaps and enact much-needed change in the boardroom. Notably, two of our nominees – Dayton Judd and Bradley L. Radoff – each beneficially own approximately 6% or more of the Company’s outstanding stock,4 meaning they each own far more than all of the independent directors combined. Additionally, our nominee Michael Lohner would bring extensive direct selling industry experience to the Board, which is highly relevant experience that the majority of the Board is lacking.

We encourage stockholders to closely review the summarized biographies below before deciding whether to vote for long-tenured directors who have destroyed significant value, or for new, independent directors with real skin-in-the-game who will be committed to acting in stockholders’ best interests:

4 Mr. Radoff beneficially owns approximately 6.8% of the outstanding shares, consisting of 811,250 shares owned directly and 50,000 shares owned by The Radoff Family Foundation, which Mr. Radoff may be deemed to beneficially own as a director thereof. Mr. Judd beneficially owns approximately 6.0% of the outstanding shares, consisting of 13,416 shares owned directly and 749,325 shares owned by Sudbury Capital Fund, LP, which Mr. Judd may be deemed to beneficially own as the Managing Member of Sudbury Capital Management, LLC, its investment adviser.

Dayton Judd

Mr. Judd is a Chief Executive Officer and public company financial expert with relevant consumer wellness product experience and a track record of value creation. We believe Mr. Judd would bring valuable experience in the areas of audit, corporate finance and capital allocation to LifeVantage’s Board.

•	Chairman and Chief Executive Officer of FitLife Brands, Inc. (NASDAQ: FTLF), a national provider of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers.
•	Audit Committee Chair of Optex Systems Holdings, Inc. (NASDAQ: OPXS), a manufacturer of optical sighting systems and assemblies.
•	Experienced investor in multiple public and private direct selling companies over the past 10 years.
•	Founder and Managing Member of Sudbury Capital Management, LLC, a provider of investment advisory services and significant stockholder of LifeVantage.
•	Former Portfolio Manager for Q Investments, L.P., a multi-billion-dollar hedge fund.
•	Former consultant at McKinsey & Company, Inc., a global management consulting firm.
•	Former director of Otelco Inc. (formerly NASDAQ: OTEL), which operates and acquires rural local exchange carriers, and RLJ Entertainment, Inc. (formerly NASDAQ: RLJE), a premium digital channel company serving distinct audiences through its proprietary subscription-based digital channels.

Michael Lohner

Mr. Lohner has extensive experience as an investor and as an executive of companies in the direct selling industry. We believe Mr. Lohner would bring valuable experience in the areas of corporate finance and capital allocation to LifeVantage’s Board.

•	President of Lohner Investments, LLC, a private investment firm.
•	President, Chief Financial Officer and director of Direct Selling Acquisition Corp. (NYSE: DSAQ), a blank check company.
•	Former consultant at Bain & Company, one of the world’s premier management consulting firms.
•	Former Chairman and Chief Executive Officer of Stella & Dot, LLC (a/k/a S&D Retail), a leading technology-enabled social selling platform and fashion accessories business.
•	Previously served as Co-Founder, Chief Strategy Officer and Chief Revenue Officer of DOSH, Inc., a leading card-linked cash-back app.

Bradley L. Radoff

Mr. Radoff is a financial expert with deep knowledge and experience in multiple industries, including consumer goods. We believe Mr. Radoff would bring a valuable perspective as a meaningful stockholder and experienced public company board member with a track record of value creation to LifeVantage’s Board.

•	Successful private investor.
•	Previously served as a Portfolio Manager at Third Point LLC, a registered investment advisory firm.
•	Former Managing Director of Lonestar Capital Management LLC, a registered investment advisory firm.
•	Current director of Farmer Bros. Co. (NASDAQ: FARM), a coffee roaster and wholesale equipment servicer and distributer of coffee, tea and allied products.
•	Chair of the Audit Committee, member of the Nominating/Governance and Compensation Committees of Enzo Biochem, Inc. (NYSE: ENZ), an integrated diagnostics, clinical lab and life sciences company.
•	Member of the Audit, Compensation and Nominating and Corporate Governance Committees of Harte Hanks, Inc. (NASDAQ: HHS), a leading global customer experience company.

We look forward to being in touch in the coming weeks with more information. If elected to the boardroom, our director candidates are committed to taking the steps that they believe are necessary to improve stockholder value and will ensure the Board does not lose sight of its true owners: LifeVantage stockholders.

Thank you in advance for your support.

Sincerely,

Bradley L. Radoff	Dayton Judd
Sudbury Capital Fund, LP

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VOTE “FOR” THE HIGHLY QUALIFIED RADOFF-SUDBURY NOMINEES ON THE BLUE PROXY CARD AHEAD OF LIFEVANTAGE’S UPCOMING ANNUAL MEETING ON NOVEMBER 6, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE RADOFF-SUDBURY NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

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Contacts

Saratoga Proxy Consulting LLC

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info@saratogaproxy.com

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